Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-185645) of Sagent Pharmaceuticals, Inc.,

(2)	Registration Statement (Form S-8 No. 333-175352) pertaining to the 2007 Global Share Plan of Sagent Holding Co. and the 2011 Incentive Compensation Plan of Sagent Pharmaceuticals, Inc.;

of our report dated March 11, 2013, with respect to the financial statements of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd. (a development stage company, currently named as Sagent (China) Pharmaceutical Co., Ltd. (“SCP”)), included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

March 7, 2014